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                                                                    EXHIBIT 10.9


                       AMENDMENT TO TERMINATION AGREEMENT


     THIS AMENDMENT TO TERMINATION AGREEMENT (the "Amendment") dated this 16th day of August, 2000, is made by and between Anacomp, Inc., an Indiana corporation having its principal offices at 12365 Crosthwaite Circle, Poway, California 92064 ("Anacomp"), and Donald W. Thurman, Chief Operating Officer of Anacomp ("Thurman"). Anacomp and Thurman are sometimes together referred to herein as the "Parties".

                                    RECITALS

     WHEREAS, Anacomp and Thurman are parties to that certain Termination Agreement dated May 1, 2000 (the "Termination Agreement"), pursuant to which Anacomp and Thurman agreed to terminate Thurman's Employment Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Termination Agreement; and

     WHEREAS, Anacomp and Thurman desire to amend or supplement certain provisions of the Termination Agreement.

                                    AGREEMENT

     NOW, THEREFORE, pursuant to the agreement provisions contained in the Termination Agreement and in consideration of the promises contained herein, and other good and valuable consideration, Anacomp and Thurman agree as follows:

     1. The Recitals to the Termination Agreement are supplemented by adding the following as the first Recital thereto:

                    "Whereas, effective March 13, 2000, Thurman executed in favor of Anacomp a promissory note in the principal amount of $180,000 (the "Note"); and"

     2. Section 3 (a) of the Termination Agreement is deleted in its entirety and is replaced with the following language:

                    "SEVERANCE. On the Effective Date, Anacomp will pay Thurman a severance allowance of $400,000 (the "Severance Allowance"), payable bi-weekly in 26 equal installments, net of applicable withholding taxes. However, if as of the date that Thurman has received gross severance proceeds in an amount that when subtracted from the Severance Allowance equals the principal amount that remains outstanding under the Note, then the remaining severance amount payable to Thurman shall be offset against the remaining principal amount of the Note, which shall then be cancelled.


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                    For example, if Thurman makes no prepayments on
                    the Note, then once Anacomp has paid Thurman gross severance equal to $220,000, the remaining severance amount of $180,000 shall be offset against the Note, which shall be cancelled."

     3. Section 4 provides for the payment to Thurman of a bonus in an amount up to $100,000, with the actual amount to be set by Anacomp's Compensation Committee. Anacomp hereby agrees to pay Thurman a bonus of $25,000, payable the first regularly scheduled Anacomp pay date after October 26, 2000.

     4. Section 7 of the Termination Agreement is amended by deleting all references therein to "Koehrer" and replacing those references with "Thurman".

     5. Except as amended or supplemented hereby, the Termination Agreement remains in full force and effect, in accordance with its terms.

     IN WITNESS WHEREOF, the undersigned Parties, acting through their duly authorized representatives, have executed this Amendment as of the date first written above .




                                   ANACOMP, INC.




                                   By:
                                     ------------------------------------
                                      Edward P. Smoot
                                      President and Chief Executive Officer





                                     ------------------------------------(L.S.)
                                     Donald W. Thurman